Exhibit 5.25

CONSENT OF P. GODIN

The undersigned hereby consents to reference to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission in connection with (1) the technical report entitled “Cambior — Rapport Technique — Project Camp Caiman — Norme Canadienne 43-101” dated September 2005 (“Camp Caiman Report”) and (2) the annual information form of the Corporation dated March 28, 2011, which includes reference to my name in connection with information relating to the Camp Caiman Report and the properties described therein.

Date: June 30, 2011

/s/ Patrick Godin
Name: Patrick Godin, Eng. ASC
Title:Chief Operation Officer
Company: Stornoway Diamonds Corporation